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                         DEMAND NOTE


$35,000                                             April 8, 1996


  FOR VALUE RECEIVED, the undersigned promises to pay to the order of Casino Resource Corporation, a Minnesota corporation, the principal amount of Thirty-five Thousand and no/100 ($35,000.00) Dollars with interest thereon at prime as published from U.S. Banking in the Wall Street Journal this date, plus one (1%) percent, adjusted annually. Principal and interest shall be due upon demand. This and other executed notes are secured by One Hundred Thousand (100,000) shares of Casino Resource Corporation stock.

  All makers, endorsers, sureties and guarantors agree to pay all costs of collection, including reasonable fees to the extent not prohibited by law.

  Without affecting my liability or the liability of an endorser, surety or guarantor, the holder may, without notice, grant renewals or extensions, accept partial payments, release or impair any collateral security for this Note or agree not to sue any party liable on it. Presentment, protest, demands and notice of dishonor are waived.

  The maker of this Note reserves the right to prepay principal at any time in any amounts without penalty.

  This note has been executed and delivered in the state of Mississippi and shall be governed and construed in accordance with the laws of the state of Mississippi.

  Maker acknowledges receipt of an exact copy of this Note.


/s/ John J. Pilger
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John J. Pilger